UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 17, 2006

IAC/INTERACTIVECORP

(Exact name of Registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

152 West 57th Street, New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On May 17, 2006, the Compensation and Human Resources Committee of the Board of Directors of IAC/InterActiveCorp (“IAC”) approved compensation arrangements for its non-employee directors, which arrangements are set forth on Exhibit 10.1 hereto and are incorporated herein by reference in their entirety.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 17, 2006, John C. Malone, 65, was elected to the IAC Board of Directors. Dr. Malone has served as the Chairman of the Board of Liberty Media Corporation (“Liberty”) since 1990 and served as Liberty’s Chief Executive Officer from August 2005 through February 2006. Dr. Malone also served as Chairman of the Board and Chief Executive Officer of TCI from November 1996 to March 1999. Prior to that, Dr. Malone served as President and Chief Executive Officer of TCI since 1973. Dr. Malone also serves as Chairman of the Board of Liberty Global, Inc. and as a director of Expedia, Inc., The Bank of New York and Discovery Holding Company.

Pursuant to the Amended and Restated Governance Agreement among IAC, Liberty and Barry Diller, dated as of August 9, 2005, Liberty has the right to nominate up to two persons for election to the IAC Board of Directors, so long as certain stock ownership requirements applicable to Liberty are satisfied. Dr. Malone is the second of Liberty’s designees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IAC/INTERACTIVECORP

By:	/s/ Gregory R. Blatt
Name:	Gregory R. Blatt
Title:	Executive Vice President and
General Counsel

Date:  May 23, 2006